EXHIBIT NO. 10(c)

AMENDMENT NO. 4

TO THE

ROANOKE ELECTRIC STEEL CORPORATION

EMPLOYEES’ STOCK OPTION PLAN

WHEREAS, the Board of Directors of Roanoke Electric Steel Corporation (“RESCO”) adopted the Roanoke Electric Steel Corporation Employees’ Stock Option Plan (the “Plan”) on November 15, 1988, the shareholders of RESCO approved the Plan on January 16, 1989, and the Compensation and Stock Option Committee of the Board of Directors approved amendments to the Plan in 1991, 1995 and 1998 to reflect three-for-two stock splits of RESCO’s common stock; and

WHEREAS, effective as of June 30, 2003, The Nasdaq Stock Market, Inc. (“Nasdaq”) amended its rules (the “Amended Rules”) relating to shareholder approval of equity compensation plans, and, based on such amended rules, the Board of Directors believed that it was advisable to amend the terms of the Plan to comply with the terms of the Amended Rules and, on October 21, 2003, approved an amendment to the Plan in the form set forth herein (the “Amendment”), subject to interpretative guidance from Nasdaq that the Plan, as amended by the Amendment, would be in compliance with the Amended Rules; and

WHEREAS, by a letter dated November 12, 2003, Nasdaq provided interpretative guidance that the Amendment would not be considered a material amendment under the Amended Rules and that the Plan, as amended by the Amendment, would be grandfathered plan in compliance with the Amended Rules;

NOW, THEREFORE, BE IT RESOLVED, that:

1.	Paragraph 6 of the Plan is amended and restated as follows:

6.	Shares Available.

(a) From and after June 30, 2003 (the “Effective Date”), there shall be reserved for issuance under the Plan an aggregate of 112,500 shares of the Company’s Common Stock with respect to Options granted from and after the Effective Date, subject to the provisions in paragraph 6(c) and 7 of this Plan.

(b) As to Options granted prior to the Effective Date, the aggregate number of shares of the Company’s Common Stock which may be issued upon the exercise of Options granted under the Plan shall not exceed 112,500 per Plan Year, subject to adjustment under the provisions of paragraph 7.

(c) Shares of Common Stock to be issued upon the exercise of options may be authorized but unissued shares or shares issued or reacquired by the Company. In the event any Options shall, for any reason, terminate or expire or be surrendered without having been exercised in full, the shares subject to such Option but not purchased thereunder shall again be available for Options granted under the Plan.

2.	In all other respects, the Plan is ratified and affirmed.

WITNESS the following signature, this 1st day of December, 2003.

ROANOKE ELECTRIC STEEL CORPORATION

By:	/s/ George B. Cartledge, Jr.
Chairman, Compensation and Stock Option Committee